Exhibit 4.6

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES IS SUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  OR UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION OR ANY STATE SECURITIES LAWS WITHIN THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT COVERING THIS WARRANT OR SUCH SECURITIES, AS THE CASE MAY BE, OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE HOLDER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PREFERRED STOCK PURCHASE WARRANT

Warrant No. [ ]	[Date]

Void After the Expiration Date

THIS CERTIFIES that, for value received, [             ], or his/her/its registered assigns (“Holder”), is entitled to subscribe for and purchase from TELA Bio, Inc. (the “Company”), a Delaware corporation, shares of Conversion Stock (as defined below) at the Exercise Price (as defined below), each subject to adjustment as set forth herein.

This Warrant is one of a series of warrants to purchase shares of the Company’s capital stock (each, a “Warrant” and collectively, the “Warrants”) being issued by the Company in connection with the transactions contemplated by that certain Secured Convertible Note and Warrant Purchase Agreement dated as of January 18, 2017 by and between the Company, the Holder and the other Purchasers set forth therein (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, the Company is issuing to the Purchasers certain convertible promissory notes (each, a “Note” and collectively, the “Notes”).  As an inducement to each Purchaser to purchase a Note, at the time of the sale and issuance by the Company of each such Note, pursuant to the terms of the Purchase Agreement the Company is also issuing to such Purchaser a Warrant in the form hereof.  The Note to which this Warrant relates is referred to herein as the “Applicable Note.” Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement or Applicable Note.

The Purchaser has, subject to the terms set forth herein, the right to purchase, at any time prior to the Expiration Date (as defined in Section l(e)), up to a number of shares of Conversion Stock (as defined in Section l(a)(ii)), at a per share exercise price equal to the Exercise Price (as defined below).  The Exercise Price is subject to adjustment as provided in Section 4 hereof.

“Exercise Price” as used herein shall mean, an amount equal to (i) the price per share of Conversion Stock sold by the Company in the Next Qualified Financing or Non-Qualified Financing or (ii) the Series B Conversion Price (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time) in effect as of the time of exercise into the Series B Preferred Stock, par value $0,001 per share (the “Series B Preferred Stock”), whichever is applicable.

Section 1.                                          Exercise and Duration of Warrant.

(a)                                 Determination of Conversion Stock; Exercise Price.

(i) Conversion Stock.  For the purposes of this Warrant, “Conversion Stock” shall mean (a) Series B Preferred Stock until such time as the conversion of the Applicable Note and thereafter, (b) the class or series of the Company’s Preferred Stock received by the Holder upon the conversion of the Applicable Note.

(ii) Shares of Conversion Stock.  The number of shares of Conversion Stock which the Holder shall be entitled to purchase prior to the Expiration Date shall be equal to the quotient of (A) twenty-five percent (25%) of the principal amount of the Applicable Note divided by (B) the applicable Exercise Price.

(b)                                 Exercise Procedures.  Holder may exercise this Warrant, in whole or in part (each, a “Calculation Date”), by presentation and surrender of this Warrant to the Company with the Form of Subscription, attached as Exhibit A hereto (the “Form of Subscription”), duly executed and accompanied by payment to the Company of the full Exercise Price for each share of Conversion Stock to be purchased, in the form of cash, certified check, by wire transfer of United States funds for the account of the Company or money order payable in lawful money of the United States of America, or in the form of a Cashless Exercise to the extent permitted in Section l(c) below.

(c)                                  Cashless Exercise.  If, on such Calculation Date, the fair market value of one share of Conversion Stock is greater than the Exercise Price as of such Calculation Date, in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive, and the Company shall issue and deliver as of the Calculation Date, such number of shares of Conversion Stock as is determined using the following formula, by surrender of this Warrant to the Company and delivery to the Company of the properly endorsed Form of Subscription duly executed by Holder electing such “cashless” or “net-issue” exercise (a “Cashless Exercise”):

X = Y*(A - B)
A

Where                                                                                                           X     =                                 the number of shares of Conversion Stock to be issued to the Holder on such Calculation Date;

                                                                                                                                              Y     =                                 the number of shares of Conversion Stock purchasable under the Warrant or, in the case of a partial exercise of the Warrant, the portion of the Warrant the Holder has elected to exercise on such Calculation Date;

                                                                                                                                                A     =                                 the fair market value of one share of Conversion Stock on the Calculation Date; and

                                                                                                                                                B     =                                 the Exercise Price as of such Calculation Date.

Solely for the purposes of this paragraph, “fair value” per share of Common Stock shall mean the average Closing Price (as defined below) per share of Common Stock for the twenty (20) trading days immediately preceding the date on which the Notice of Exercise is deemed to have been sent to the Company. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported.  If the Common Stock is not publicly traded as set forth above, the “fair value” per share of Common Stock shall be reasonably and in good faith determined by the Board of Directors of the Company as of the date which the Form of Subscription is deemed to have been sent to the Company.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Conversion Stock issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date of this Warrant.

(d)                                 Issuance of Conversion Stock.  Upon receipt of this Warrant with the Form of Subscription duly executed and accompanied by payment of the aggregate Exercise Price for the shares of Conversion Stock for which this Warrant is being exercised, the Company at its expense shall cause to be issued certificates for the total number of whole shares of Conversion Stock for which this Warrant is exercised (adjusted to reflect the effect of the provisions contained in Section 4, if any), and the Company shall thereupon deliver such certificates to Holder.  Holder shall be deemed to be the holder of record of the shares of Conversion Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Conversion Stock or other evidence of such issuance as aforesaid shall not then be actually delivered to Holder.  In case such exercise is in part only, the Company shall also cause to be issued a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Conversion Stock equal to the number of shares of Conversion Stock for which this Warrant is exercisable minus the number of shares of Conversion Stock purchased by the Holder upon all exercises made in accordance with Section l(a) above.  Without limitation of the other provisions of this Section 1, as a condition to the receipt of evidence of the issuance of the Conversion Stock to Holder, Holder shall if requested by the Company execute and deliver to the Company a counterpart signature page or joinder to the Company’s then effective investor rights agreement and  stockholders agreement,  or other similar agreements customarily entered into by a Holder in such transactions, with respect to the Conversion Stock and such additional instruments to evidence exercise as shall be reasonably requested by the Company.

(e)                                  Duration.  This Warrant shall expire at the close of business on the earliest to occur of the following (the “Expiration Date”):  (i) the ten-year anniversary of the date of issuance of this Warrant, (ii) a liquidation, dissolution or winding up of the Company (other than in connection with a consolidation or merger) or a sale, or a sale of all or substantially all of its property, assets and business as an entirety, (iii) such time as the Company shall have a class of securities registered under the Securities Exchange Act of 1934, as amended, or (iv) immediately prior to the consummation of a Deemed Liquidation Event (as such term is defined in the Company’s Amended and Restated Certification of Incorporation, as amended and then in effect).  The Company shall provide to each Holder in the case of matters referred to in clauses (ii), (iii) and (iv) in this Section l(e) written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holder in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the Holders shall be entitled to exercise their Warrants) and the Company shall thereafter give such Holder prompt notice of any material changes.  The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or ten (10) days after the Company has given notice of any material changes provided for herein.

Section 2.                                          Reservation of Shares.  The Company hereby agrees that at all times after the date of conversion of the Applicable Note, there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Conversion Stock from time to time issuable upon exercise of this Warrant and, if applicable, such number of shares of Common Stock into which those shares are convertible.

Section 3.                                          Covenants as to Capital Stock.  The Company covenants and agrees that all shares of Conversion Stock that may be issued upon the exercise of the rights represented by this Warrant, and, if applicable, all shares of Common Stock into which those shares are convertible, will, upon issuance, be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof.  Without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such other action as may be required to assure that the stated or par value per share of the Conversion Stock is at all times equal to or less than the then effective Exercise Price per share of the Conversion Stock issuable upon exercise of this Warrant.  Notwithstanding the foregoing, by acceptance of this Warrant, Holder acknowledges that there may not be sufficient shares of Conversion Stock issuable upon exercise of this Warrant authorized under the then-effective Certificate of Incorporation of the Company.  Upon such time as the Conversion Stock is determined in accordance with this Warrant, the Company agrees to take such action within its control as shall be necessary to authorize the securities for which this Warrant becomes exercisable to the extent that a sufficient number of such securities is not otherwise authorized at such time.

Section 4.                                          Adjustments; Antidilution Provisions; No Impairment.

(a)                                 Stock Split, Subdivision or Combination.  If the Company, at any time following the date of conversion of the Applicable Note and while this Warrant is outstanding, shall split, subdivide or combine the Conversion Stock (by reclassification or otherwise than by payment of a dividend in Conversion Stock), the number of shares subject to purchase under this Warrant (i) shall be proportionately increased and the Exercise Price shall be proportionately decreased, in case of a split or subdivision of Conversion Stock, as of the effective date of such stock split or subdivision, or, if the Company shall take a record of the holders of the Conversion Stock for the purpose of so splitting or subdividing, as at such record date, whichever is earlier, or (ii) shall be proportionately decreased and the Exercise Price per share shall be proportionately increased, in the case of combination of Conversion Stock, as at the effective date of such combination or, if the Company shall take a record of holders of the Conversion Stock for the purpose of so combining, as at such record date, whichever is earlier.

(b)                                 Stock Dividends.  If the Company, at any time or from time to time while this Warrant is outstanding, shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in Section 4(a) or Section 4(c)) in the nature of a dividend of, Conversion Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Conversion Stock outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of Conversion Stock outstanding immediately after such dividend or distribution.  Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Conversion Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Conversion Stock issuable upon the exercise hereof immediately prior to such adjustment, and dividing the product so obtained by the Exercise Price resulting from such adjustment.

(c)                                  Asset or Capital Dividend.  If the Company, at any time or from time to time while this Warrant is outstanding, shall make a distribution of its assets to the holders of the Conversion Stock and/or any class of stock convertible into the Conversion Stock as a dividend in liquidation or partial liquidation or as a return of capital other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, Holder shall, upon exercise and payment of the Exercise Price within 10 business days after notification of such distribution pursuant to Section 11, be entitled to receive, in addition to the number of shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to Holder had Holder been the holder of record of such shares on the record date for such distribution; and an appropriate provision therefor shall be made for Holder to be made a party to any such distribution.

(d)                                 Adjustments for Consolidation, Merger, Sale of Assets, Reorganization or Reclassification.  Subject to the provisions of Section l(d), in the event the Company, at any time or from time to time while this Warrant is outstanding, (i) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) shall permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Conversion Stock shall be changed into or exchanged for capital stock or other securities or property of any other entity, or (iii) shall transfer all or substantially all of its properties and assets to any other entity, or (iv) shall effect a capital reorganization or reclassification of the Conversion Stock (other than one deemed to result in the issue of additional Conversion Stock), then, and in each such event, lawful provision shall be made so that Holder shall be entitled to receive upon the exercise hereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, in lieu of the shares issuable upon exercise of this Warrant prior to such consummation, the capital stock and other securities and property to which Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto.

(e)                                  Certificate of Adjustment.  The Company shall, within a reasonable time period after written request at any time by Holder, furnish or cause to be furnished to Holder a certificate setting forth adjustments of the Exercise Price and of the number of shares issuable upon exercise of this Warrant and the amount, if any, of other property at the time receivable upon the exercise of this Warrant.

(f)                                   No Impairment.  Except and to the extent waived or consented to by the Holder, or as otherwise permitted under the terms hereof the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

(g)                                 Conversion of Preferred Stock.  In the event that all outstanding shares of Preferred Stock are converted to Common Stock, or any other security, in accordance with the terms of the Company’s Certificate of Incorporation in connection with the Company’s Initial Public Offering or other event, this Warrant shall become exercisable for Common Stock or such other security.

Section 5.                                          Transfer of Warrant.  This Warrant, if presented or surrendered for transfer, shall, if so required by the Company, be accompanied by a duly executed written instrument of transfer, in substantially the form of the Form of Assignment attached hereto as Exhibit B, and such other documentation as the Company shall reasonably request.

Section 6.                                          Exchange of Warrant.  This Warrant is exchangeable, upon the surrender hereof by Holder at the office of the Company, for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of shares that may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by Holder at the time of such surrender.

Section 7.                                          Fractional Shares.  Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where Holder would, except for the provisions of this Section 7, be entitled under the terms hereof to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant, pay a sum in cash equal to the product obtained by multiplying such fraction by the Current Fair Market Value (as determined by the Board of Directors of the Company) of one share of Conversion Stock.

Section 8.                                          Lost, Stolen, Mutilated or Destroyed Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and tenor.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

Section 9.                                          No Stockholder Rights.  This Warrant shall not entitle Holder to any rights as a stockholder of the Company.  To the extent that Holder is not at the time of exercise of this Warrant a stockholder of the Company, as a condition to the exercise hereof, if requested by the Company, Holder shall execute an agreement to be bound by any then-effective voting agreement, right of first refusal and co-sale agreement and/or investor rights agreement, and/or any agreement to which the holders of Conversion Stock are parties.

Section 10.                                   Amendments and Waivers.  For purposes of the Warrants, no course of dealing between the Company and the holders of the Warrants, or any of them, and no delay on the part of any such party in exercising any rights hereunder shall operate as a waiver of the rights thereof.  Any term of this Warrant may be amended, supplemented, modified or waived only with the written consent of the Company and the Requisite Holders (as defined in the Applicable Note); provided, however, that any such amendment, supplement, modification or waiver that impairs the rights or increases the obligations of Holder shall not be effected without the prior written consent of Holder unless such amendment, supplement, modification or waiver applies to all holders of the Warrants in the same general fashion (other than due to proportionate differences resulting from differences in the relative number of shares for which a Warrant is exercisable).  Any amendment, supplement, modification of waiver effected in accordance with this Section 10 shall be binding upon Holder notwithstanding the fact that Holder did not consent thereto.

Section 11.                                   Notices.  All notices given hereunder shall be in writing and shall be delivered in person or duly sent by mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to Holder at Holder’s address in the records of the Company and addressed to the Company at its principal place of business to the attention of its Secretary.

Section 12.                                   Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding principles of conflicts of laws.

Section 13.                                   Transfer Restriction Legend.  This Warrant and each certificate for Conversion Stock issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Securities Act of 1933, as amended, shall bear the legend set forth on the first page of this Warrant, as well as such other legends as otherwise required by applicable securities laws.

(Signature page follows.)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above written.

TELA BIO, IMS.

By:
Antony Koblish
President-arm Chief Executive Officer

(Signature Page to TELA Bio, Inc. Preferred Stock Purchase Warrant)

EXHIBIT A

FORM OF SUBSCRIPTION

To:                             TELA Bio, Inc.

Attention: Antony Koblish, President and CEO

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase                   (         ) shares of                 of TELA Bio, Inc., a Delaware corporation (the “Company”), pursuant to the terms of this Warrant issued by the Company, dated January 18, 2017 (the “Warrant”) and tenders herewith payment of the purchase price of such shares in full.

The undersigned elects to pay for the purchase price as follows:

(1)                           by delivery of $         (in cash as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant; or

(2)                           by Cashless Exercise in accordance with Section l(c) of the Warrant.

Please issue a certificate or certificates representing said securities in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

The undersigned hereby represents and warrants that the aforesaid securities are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in the Subscription Agreement are true and correct as of the date hereof.

Signed in the presence of:
(Signature and Date)

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

(Insert Social Security or Other Identifying Number of Holder)

EXHIBIT B

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder
desires to transfer the Warrant.)

FOR VALUE RECEIVED                                    (the “Transferor”) hereby sells, assigns and transfers unto                                 (the “Transferee”)

(Please print name and address of transferee)

this Warrant, together with all right, title and interest herein, and does hereby irrevocably constitute and appoint                          as its Attorney to transfer this Warrant on the books of TELA Bio, Inc., a Delaware corporation (the “Company”), with full power of substitution.  The Transferor has provided a written instrument to the Company notifying the Company of such transfer and pursuant to which the Transferee hereunder has agreed in writing to be bound by the terms of this Warrant.

Dated:	Signature
Signature must conform in all respects to name of holder as specified on the face of the Warrant)

(Insert Social Security or other Identifying Number of Holder)
Signed in the presence of: